Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858

January 18, 2013

Board of Directors

Cordia Bancorp Inc.

11730 Hull Street Road

Midlothian, Virginia 23112

Re:	Registration Statement on Form S-4

Gentlemen:

We have acted as special counsel to Cordia Bancorp Inc., a Virginia corporation (“Cordia”), in connection with the transactions contemplated by the Agreement and Plan of Share Exchange, dated as of August 28, 2012 (the “Agreement”), by and between Cordia and Bank of Virginia, a Virginia chartered bank. The Agreement provides for the issuance of shares of common stock of Cordia in exchange for shares of common stock of the Bank held by persons other than Cordia (the “Share Exchange”). At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Share Exchange (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax consequences of the Share Exchange. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Cordia, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Cordia and Bank of Virginia dated the date hereof, and have assumed that such statements and representations will remain complete and accurate at all times up to and including the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof.

Board of Directors

Cordia Bancorp, Inc.

January 18, 2013

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); and (ii) the Share Exchange will be reported by Bank of Virginia and Cordia on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Share Exchange will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	Cordia and Bank of Virginia will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, we hereby confirm that, in our opinion, the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Share Exchange” in the Proxy Statement/Prospectus, is accurate in all material respects, subject to the limitations and qualifications stated therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion relates solely to the material United States federal income tax consequences of the Share Exchange and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Bank of Virginia shareholders subject to special treatment under United States federal income tax law, such as: Bank of Virginia shareholders, if any, who hold Bank of Virginia common stock other than as a capital asset; banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold Bank of Virginia common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of Bank of Virginia common stock who acquired their shares of Bank of Virginia common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

Board of Directors

Cordia Bancorp, Inc.

January 18, 2013

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Aaron M. Kaslow
Aaron M. Kaslow, a Partner